Exhibit 99.1

Manchester Inc. Appoints New Director

July 20, 2006 Manchester Inc. (OTC BB:MNCS.OB) is pleased to announce the appointment of Herbert B. Hirsch as the newest member of the Board of Directors. Mr. Hirsch brings a wealth of experience in consumer financing to Manchester Inc. as the company continues to move forward with its plans to enter the "Buy Here/Pay Here" auto industry.

In 1969, following seven years as an asset based lender in New York City, Mr. Hirsch joined the Commercial Financing Division of Ford Motor Credit Company where he was responsible for establishing a special financing program to rediscount consumer receivables. In 1973, Mr. Hirsch and three other associates at Ford launched Aetna Business Credit, Inc., a division of Aetna Life and Casualty, Inc., to continue the lending programs successfully initiated at Ford. That company became Barclays Business Credit, Inc. in 1980, a subsidiary of Barclays Bank of England. Mr. Hirsch was appointed President of the Special Financing Division of Barclays and served in that position for the next seven years.

In 1987, Mr. Hirsch, along with four other investors, acquired a controlling interest in Mego Financial Corp. For the next fourteen years, Mr. Hirsch served as a Director, Senior Vice President and Chief Financial Officer. During this time, Mego grew from three timeshare resorts and one land development to three land developments in two states and operator of nine timeshare resorts in New Jersey, Florida, Colorado, Nevada and Hawaii, all under the banner of Ramada Vacation Suites. Mego also provided consumer financing to purchasers of its timeshare interests and land parcels as well as developed and operated a major utility company in western Nevada. Mego grew to combined assets in excess of $185 million, and went from approximately $20 million in annual revenues to over $100 million. In his position with Mego, Mr. Hirsch was responsible for raising hundreds of millions of dollars for acquisition and development financing as well as the sale and/or financing of consumer installment receivables. In 2001, Mr. Hirsch and his associates sold their controlling interest in Mego, which at the time, had over 75,000 land and timeshare owners as well as more than 1,200 employees.

Mr. Hirsch retired from operational positions in 2001 upon the sale of his interest in Mego, but he continues to sit on the board of a large Amex-listed timeshare company.

In addition to his service on the Board of Directors of Manchester, Mr. Hirsch will serve on the Audit Committee where he is expected to qualify as the audit committee financial expert. Mr. Hirsch is also expected to qualify as an independent director for purposes of Manchester's anticipated application for trading of its securities on a national stock exchange.

James Worosz, Manchester's Senior Vice President of Finance, said, "The addition of Herb to our Board will facilitate Manchester's access to the impressive list of contacts Herb has made and maintained over the years of his successful career. His input on the financing of consumer portfolios will also be invaluable. We look forward to Herb's assistance in developing our own receivable-backed securities program as a valuable tool in executing our plan of acquiring and expanding "Buy-Here Pay-Here" auto dealerships."

In connection with Mr. Hirsch's compensation package, the Company granted him options to purchase 200,000 shares of Manchester Inc. common stock at current market price.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any prospective transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester Inc. SEC filings. Manchester Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester Inc., please refer to the risks and uncertainties detailed in the Manchester Inc. SEC filings.

Manchester Inc.
Investor Relations:
John Hansen, 866-230-1805